Exhibit 8.1

List of Subsidiaries of Suzano S.A.

Subsidiaries	Country of Incorporation

Asapir Produção Florestal e Comércio Ltda.ok	Brazil
Bahia Produtos de Madeira S.A.ok	Brazil
Celluforce Inc.ok	Canada
Ensyn Corporation ok	U.S.
Suzano Participações do Brasil Ltda.	Brazil
F&E Technologies, LLC ok	U.S.
F&E Tecnologia do Brasil S.A. ok	Brazil
Fibria Celulose (U.S.A.), Inc.. ok	U.S.
Suzano Canada Ltd.	Canada
Suzano International Trade GmbH	Austria

Fibria Overseas Finance Ltd ok	Cayman Islands

Fibria Terminais Portuários S.A. ok	Brazil
Fibria Terminal de Celulose de Santos SPE S.A.ok	Brazil
SuzanoTrading International	Hungary
Portocel – Terminal Especializado de Barra do Riacho S.A.ok	Brazil
Projetos Especiais e Investimentos Ltda.ok Rio Verde Participações e Propriedade Rurais S.A.	Brazil Brazil
Spinnova Oy ok	Finland
Veracel Celulose S.A.ok	Brazil
)
WOP – Wood Participações Ltda. ok	Brazil
AGFA – Comércio, Adminstração e Participações Ltda.ok	Brazil
Comercial e Agricola Paineiras Ltda.ok	Brazil
FACEPA Fábrica de Papel da Amazônia S.A.ok	Brazil
Futuragene Brasil Tecnologia Ltda.ok	Brazil
Ibema Companhia Brasileira de Papelok	Brazil
Itacel - Terminal de Celulose de Itaqui S.A.ok	Brazil
Maxcel Empreendimentos e Participações S.A.ok	Brazil
Mucuri Energética S.A.ok	Brazil
Ondurman Empreendimentos Imobiliarios Ltda.ok	Brazil
Paineiras Logística e Transportes Ltda ok	Brazil
STENFAR S.A. Industrial Comercial Importadora y Exportadora	Argentina
Suzano Austria GmbH ok	Austria

Suzano Pulp and Paper America, Inc..ok	U.S.
Suzano Pulp and Paper Europe S.A.ok	Switzerland
Suzano Shanghai Ltd.ok	China
Suzano Trading Ltd.ok	Cayman Islands
Futuragene Ltdok	United Kingdom
Futuragene Hong Kong Ltd. ok	Hong Kong
Futuragene Inc. ok	U.S.
Futuragene Delawere Inc. ok	U.S.
Futuragene Biotechnology (Shangai) Company Ltd.ok	China
Gansu Futuragene Biotech Co. Ltd.ok	China
Futuragene AgriDev (Xinjiang) Company Ltd.ok	China
Futuragene Israel Ltd.ok	Israel